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March 1, 1999

Dear Fellow Employee:

The 1999 Old Kent Financial Corporation Proxy material contains two new Old Kent stock plans that will be presented for shareholder approval at the 1999 Annual Meeting of Shareholders in April. I wanted to give you an idea of Management's thinking regarding these two plans, and in addition, if you are a current Old Kent shareholder, ENCOURAGE YOU TO VOTE YOUR SHARES IN FAVOR OF THESE TWO PLANS.

OLD KENT STOCK INCENTIVE PLAN FOR 1999:

This new plan has been designed so the company has the greatest degree of latitude when considering future participants in various stock award programs. In the future, we intend to broaden eligibility for participation in stock award programs, although we have no current plans to grant stock awards to all employees. However, a broad plan of this nature will allow management the flexibility to periodically review the use of stock awards as a form of employee compensation as we continue to develop our philosophy of pay for performance and increase our emphasis on the value of employee ownership of Old Kent. The plan is designed to encourage and reward individuals as they build their careers at Old Kent Financial Corporation.

EMPLOYEE STOCK PURCHASE PLAN (ESPP):

The ownership of Old Kent stock provides an important connection to your company and is an excellent way to share in the financial success of the organization. As you know, the Old Kent Thrift Plan offers an opportunity to become a shareholder with the additional benefits of tax deferral and the company match of 50 cents for every dollar invested up to 6% of pay.

Approval by shareholders of our new Employee Stock Purchase Plan will add ANOTHER significant opportunity to become a shareholder at a preferential purchase price. This new plan will allow employees to purchase Old Kent stock, through payroll deduction, at a 15% DISCOUNT from the market price. Participants will also avoid brokerage costs, as under our current plan.

If this new plan is approved, open enrollment will begin in May. Until then, the terms of the existing stock purchase plan will remain in place. If you are a current plan participant, your existing contribution rate will remain in place until the last payroll in May (of course, you may cancel contributions at any time). If you are not a current plan participant, you may enroll in the new plan in May. I am very enthusiastic about this new plan, and we will be communicating more details about this program following the annual meeting in April.



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We look forward to the successful passage of these plans, as part of our overall strategy to both pay for performance and develop more ways for our employees to financially share in the future success of Old Kent.

Sincerely,

/s/ David J. Wagner

David J. Wagner